UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2008

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5966 La Place Court
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

NTN Buzztime, Inc. (the “Company”) and Dario L. Santana, the Company’s President and Chief Executive Officer, were unable to reach agreement on renewal terms to the Employment Agreement, dated June 7, 2006, between the Company and Mr. Santana (the “Agreement). Accordingly, on May 9, 2008, the Company provided Mr. Santana with written notice of its election not to renew the Agreement. If neither party to the Agreement gave such notice of election not to renew by May 10, 2008, the terms of the Agreement would have resulted in the automatic extension of Mr. Santana’s employment with the Company for an additional one-year period commencing July 10, 2008. Mr. Santana’s employment with the Company will terminate at the close of business on July 9, 2008. Mr. Santana continues to serve as a director of the Company.

The Company has commenced an active search for a successor Chief Executive Officer.

The terms of the Agreement require the payment of severance and other compensation as a result of the Company’s non-renewal of the Agreement. Post-employment, if he gives the Company a general release on or promptly following his last day of employment, Mr. Santana is entitled to receive compensation equal to his current base salary for a term of 12 months plus COBRA premiums for the earlier of 12 months or until Mr. Santana becomes eligible for medical coverage with another employer. Mr. Santana’s current base salary is $400,000 per year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

BY:	/s/ Kendra Berger
Kendra Berger
Chief Financial Officer

Date: May 15, 2008